LIVE NATION ENTERTAINMENT REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 21% for the Quarter to $3.2 Billion
•	Operating Income Up 25% for the Quarter to $191 Million
•	AOI Up 14% for the Quarter to $303 Million
•	Free Cash Flow for the Quarter Up 21% to $251 Million
•	Concert Ticket Sales for Shows in 2016 Up 14% through October
•	Sponsorship & Advertising Contracted Net Revenue Up 12% through October
•	Ticketmaster Global GTV Up 14% through September at Constant Currency
LOS ANGELES – November 7, 2016 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and nine months ended September 30, 2016.
Live Nation had a record third quarter and 2016 is on track to deliver another year of record results across revenue, adjusted operating income, or AOI, and free cash flow. For the quarter, revenue was up 21%, operating income was up 25%, AOI was up 14%, and free cash flow was up 21%. Our core divisions - concerts, ticketing and advertising - each delivered their strongest quarterly operating income and AOI results ever.
Our concerts business is our flywheel, attracting 28 million fans to shows globally in the quarter, which then drove record results in our ticketing, advertising and on-site businesses. Our performance demonstrates how Live Nation has created an unparalleled live platform, bringing fans in 40 countries to those unrivaled two-hour events each year.
Our concert and ticketing sales continue to pace well ahead of last year, and this, combined with initiatives to drive increased profits from our flywheel business model, gives us confidence that 2016 will be another year of record results for Live Nation overall and for each of our core divisions.
Concerts Global Platform Growth
Our concerts flywheel starts with attracting more fans to more shows, and in the third quarter we had 16% more fans attend over 6,000 shows, growing revenue by 25%, operating income by 94%, and AOI by 39% year-on-year. Through September, we have grown our fan base by 16% to 56 million, on our way to what we expect to be a record-setting 70 million fans attending Live Nation concerts in 2016.
As we have discussed, increasing on-site monetization has been a major focus, and for the first nine months we have increased average fan spending at our festivals and amphitheaters by 10% at constant currency, while growing attendance 13% at these events, thereby increasing total on-site spending by $70 million at constant currency. This high-margin spend has been a key driver of our growing concerts profitability thus far in 2016.

We are also benefiting from our ticket pricing initiatives, notably increasing the pricing on the most attractive tickets. As a result, our average ticket price grew by 7% through September, which enabled us to increase what we pay artists by $450 million on shows this year. By paying artists more, while continuing to build our profitability as well, we further differentiate our concert business and are able to build global market share to drive our flywheel. At the same time, we continue to attract artists to our management business that provides a strong global pipeline of shows and supports our strategic growth initiatives.
Sponsorship & Advertising Delivered Continued Growth
In our high-margin sponsorship and advertising business, we have continued our growth this year, with revenue up 11%, operating income up 4%, and AOI up 7% for the first nine months. During the same period without the impact of foreign exchange movements, our operating growth has continued at double digits with revenue up 13%, operating income up 6%, and AOI up 10%. The core of our sponsorship and advertising business is the ability to reach those 70 million fans attending Live Nation shows this year, now at a scale greater than the NFL, NBA and NHL combined. With over 27 million of these fans in the hard to reach 18-34 year-old demographic, we provide a unique platform for brands looking to drive engagement and activation. From this base of live fans, we leverage our database of nearly 300 million fans to help brands more effectively target potential customers.
We have then further built our ad platform by streaming live concerts and creating related content around our shows and festivals. So far this year, we have generated 3 billion views across Live Nation sites and platform partners including Snapchat, Facebook and YouTube, growing our ad units and providing brands with a complementary way to reach potential customers.
Our platform is proving particularly attractive to those global brands looking to engage potential customers at scale, and through the third quarter, the 50-plus brands that spend over $1 million a year with us have increased their collective spend by 19% to over $225 million, and now account for over 75% of our sponsorship revenue. As a result, our contracted net revenue for the year is up 12% through October, with over 95% of planned sponsorship now under contract for the year. Given this, we are confident we will again deliver double-digit AOI growth in our sponsorship and advertising business in 2016 at constant currency.
Ticketmaster Marketplace Continues to Grow
Ticketmaster continues building its position as the global ticket marketplace leader, with 14% growth through September in global gross transaction value, or GTV, to $19 billion at constant currency, on our way to over $27 billion anticipated for the year. Ticketmaster provides 480 million tickets to fans across 28 countries, making it by far the largest such marketplace. This has driven a 12% increase in ticketing revenue through the third quarter, a 13% increase in operating income, and a 9% increase in AOI.
Our success in ticketing comes from our ongoing investment in new products, which then supports increased conversion and continued client growth. This in turn reinforces Ticketmaster as the most effective partner for content to sell tickets to their events. Investments in delivering an efficient mobile purchase process continue to improve the fan experience, and app installs for the first nine months are up 44% to nearly 30 million, while mobile ticket sales are up 38% to now account for 27% of all ticket purchases. Similarly, our integrated secondary and primary ticket offering continues to benefit fans, allowing them to see all their options in one location, driving secondary GTV up 33% at constant currency, to over $1 billion through September 30. These product improvements have been key in delivering our 7% growth in global fee-bearing tickets through the first three quarters this year, which translates into over 8 million more fans attending sporting events, concerts and the theater.
With this success in selling tickets, Ticketmaster continues to attract new clients worldwide. In the third quarter, we added 170 clients to our base of over 12,000, setting us up for our seventh consecutive year of growth in ticket inventory.
Going forward, we see attractive growth potential in ticketing, as we continue creating targeted products to deliver on the needs of all fans, increasing conversion at our sites and expanding our reach with APIs into third-party distribution platforms.
Summary
We now have good visibility into our full year 2016 performance, and are confident we will deliver another year of record revenue, AOI and free cash flow. We continue to rapidly grow our concert fan base, which is demonstrating the effectiveness of our flywheel, driving anticipated double-digit growth in sponsorship AOI and ticketing GTV. As we look forward, we see tremendous opportunities to continue global consolidation of our concerts and ticketing businesses, with further growth in advertising and ticketing from the concerts flywheel.

Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photos Credits: Guns N' Roses and Drake - Getty Images, Blink 182 (Travis Barker) - Chris Molina

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and
Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 3RD QUARTER
(unaudited; $ in millions)

	Q3 2016 Reported	Q3 2015 Reported	Growth as Reported	Q3 2016 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,497.1	$1,991.9	25%	$2,534.3	27%
Sponsorship & Advertising	136.1	126.6	8%	138.8	10%
Ticketing	456.4	426.2	7%	460.3	8%
Artist Nation	150.8	136.7	10%	152.4	12%
Other & Eliminations	(70.0)	(58.5)	(20%)	(70.0)	(20%)
	$3,170.4	$2,622.9	21%	$3,215.8	23%

Operating Income (Loss)
Concerts	$86.5	$44.6	94%	$84.7	90%
Sponsorship & Advertising	95.5	92.9	3%	98.7	6%
Ticketing	53.3	49.0	9%	51.7	6%
Artist Nation	(8.4)	(2.0)	*	(8.7)	*
Other & Eliminations	(3.2)	0.4	*	(3.2)	*
Corporate	(32.4)	(31.4)	(3%)	(32.4)	(3%)
	$191.3	$153.5	25%	$190.8	24%

Adjusted Operating Income (Loss)
Concerts	$119.5	$85.8	39%	$118.6	38%
Sponsorship & Advertising	100.2	95.8	5%	103.3	8%
Ticketing	101.7	97.1	5%	100.9	4%
Artist Nation	11.4	12.9	(11%)	11.5	(11%)
Other & Eliminations	(2.8)	(0.2)	*	(2.8)	*
Corporate	(27.2)	(25.8)	(5%)	(27.2)	(5%)
	$302.8	$265.6	14%	$304.3	15%
* percentages are not meaningful

FINANCIAL HIGHLIGHTS – 9 MONTHS
(unaudited; $ in millions)

	9 Months 2016 Reported	9 Months 2015 Reported	Growth as Reported	9 Months 2016 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$4,776.0	$3,883.5	23%	$4,843.9	25%
Sponsorship & Advertising	288.9	259.7	11%	294.1	13%
Ticketing	1,305.6	1,162.0	12%	1,319.8	14%
Artist Nation	312.6	302.5	3%	316.1	5%
Other & Eliminations	(125.7)	(98.7)	(27%)	(125.7)	(27%)
	$6,557.4	$5,509.0	19%	$6,648.2	21%

Operating Income (Loss)
Concerts	$56.1	$(3.7)	*	$53.7	*
Sponsorship & Advertising	179.9	173.5	4%	184.4	6%
Ticketing	135.4	119.8	13%	133.8	12%
Artist Nation	(41.8)	(34.4)	(22%)	(42.1)	(22%)
Other & Eliminations	(9.1)	(0.4)	*	(9.1)	*
Corporate	(88.3)	(83.0)	(6%)	(88.3)	(6%)
	$232.2	$171.8	35%	$232.4	35%

Adjusted Operating Income (Loss)
Concerts	$166.4	$111.5	49%	$165.8	49%
Sponsorship & Advertising	194.7	181.5	7%	199.1	10%
Ticketing	271.3	248.7	9%	271.7	9%
Artist Nation	6.0	4.9	22%	6.3	29%
Other & Eliminations	(8.9)	(1.8)	*	(8.9)	*
Corporate	(72.3)	(67.8)	(7%)	(72.3)	(7%)
	$557.2	$477.0	17%	$561.7	18%
* percentages are not meaningful

As of September 30, 2016, total cash and cash equivalents were $1.0 billion, which includes $547 million in ticketing client cash and $179 million in free cash. Event-related deferred revenue was $417 million as of September 30, 2016, compared to $441 million as of the same date in 2015. We currently expect capital expenditures for the year to be between approximately $180 million and $185 million, with approximately 50% to be revenue generating capital expenditures. In addition, we expect the amortization of nonrecoupable ticketing contract advances for 2016 full year to be in line with the total amount in 2015.

KEY OPERATING METRICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	4,955	4,438	12,848	12,257
International	1,207	1,467	5,800	5,135
Total estimated events	6,162	5,905	18,648	17,392
Estimated fans (rounded):
North America	22,161	18,674	39,296	34,896
International	5,808	5,533	16,724	13,425
Total estimated fans	27,969	24,207	56,020	48,321
Ticketing (2)
Number of tickets sold	42,579	41,473	123,489	116,206

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our own events where our concert promoters control ticketing which are reported as the events occur. The total number of tickets sold reported above for the three months ended September 30, 2016 and 2015 excludes approximately 68 million and 69 million, respectively, and for the nine months ended September 30, 2016 and 2015 excludes approximately 205 million and 202 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q3 2016	Q3 2015
Adjusted operating income	$302.8	$265.6
Less: Cash interest expense — net	(24.1)	(25.4)
Cash taxes	(7.1)	(11.7)
Maintenance capital expenditures	(20.8)	(14.2)
Distributions to noncontrolling interests — net	(3.1)	(4.4)
Distributions from (contributions to) investments in nonconsolidated affiliates	2.9	(2.6)
Free cash flow	$250.6	$207.3
Revenue generating capital expenditures	(22.6)	(16.7)
Net	$228.0	$190.6

($ in millions)	9 Months 2016	9 Months 2015
Adjusted operating income	$557.2	$477.0
Less: Cash interest expense — net	(68.0)	(67.8)
Cash taxes	(27.3)	(29.5)
Maintenance capital expenditures	(58.4)	(44.4)
Distributions to noncontrolling interests — net	(25.3)	(13.8)
Distributions from (contributions to) investments in nonconsolidated affiliates	(5.0)	3.3
Free cash flow	$373.2	$324.8
Revenue generating capital expenditures	(62.2)	(50.1)
Net	$311.0	$274.7

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	September 30, 2016
Cash and cash equivalents	$1,039.7
Client cash	(547.4)
Deferred revenue — event-related	(416.5)
Accrued artist fees	(100.7)
Collections on behalf of others	(29.3)
Prepaid expenses — event-related	233.4
Free cash	$179.2

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding expected record results for the company in 2016 across revenue, adjusted operating income and free cash flow; anticipated record results in 2016 for each of the company’s core businesses, including anticipated double-digit adjusted operating income growth in the company’s sponsorship and advertising business at constant currency; expected growth in attendance at the company’s concerts in 2016 to 70 million fans; expected growth potential in ticketing, including anticipated growth in Ticketmaster’s global gross transaction value to an expected $27 billion for the year and expected growth in Ticketmaster’s ticket inventory for the seventh consecutive year; and anticipated opportunities to continue global consolidation of the company’s concerts and ticketing businesses, with expected further growth in advertising and ticketing from the company’s concerts flywheel. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuation.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended September 30, 2016

Concerts	$118.6	$(0.9)	$119.5	$1.8	$0.2	$33.9	$(2.9)	$86.5
Sponsorship & Advertising	103.3	3.1	100.2	0.3	—	4.4	—	95.5
Ticketing	100.9	(0.8)	101.7	0.7	—	47.2	0.5	53.3
Artist Nation	11.5	0.1	11.4	0.9	0.1	18.1	0.7	(8.4)
Other and Eliminations	(2.8)	—	(2.8)	—	—	0.4	—	(3.2)
Corporate	(27.2)	—	(27.2)	4.4	—	0.8	—	(32.4)
Total Live Nation	$304.3	$1.5	$302.8	$8.1	$0.3	$104.8	$(1.7)	$191.3

	Three Months Ended September 30, 2015

Concerts	$85.8	$—	$85.8	$1.6	$0.3	$36.1	$3.2	$44.6
Sponsorship & Advertising	95.8	—	95.8	0.4	—	2.5	—	92.9
Ticketing	97.1	—	97.1	0.7	0.2	46.5	0.7	49.0
Artist Nation	12.9	—	12.9	1.2	0.1	13.3	0.3	(2.0)
Other and Eliminations	(0.2)	—	(0.2)	—	—	(0.6)	—	0.4
Corporate	(25.8)	—	(25.8)	4.1	—	1.3	0.2	(31.4)
Total Live Nation	$265.6	$—	$265.6	$8.0	$0.6	$99.1	$4.4	$153.5

	Nine Months Ended September 30, 2016

Concerts	$165.8	$(0.6)	$166.4	$5.5	$(0.1)	$101.1	$3.8	$56.1
Sponsorship & Advertising	199.1	4.4	194.7	1.0	—	13.8	—	179.9
Ticketing	271.7	0.4	271.3	2.3	—	132.8	0.8	135.4
Artist Nation	6.3	0.3	6.0	3.1	—	44.9	(0.2)	(41.8)
Other and Eliminations	(8.9)	—	(8.9)	—	—	0.1	0.1	(9.1)
Corporate	(72.3)	—	(72.3)	13.3	0.1	2.5	0.1	(88.3)
Total Live Nation	$561.7	$4.5	$557.2	$25.2	$—	$295.2	$4.6	$232.2

	Nine Months Ended September 30, 2015

Concerts	$111.5	$—	$111.5	$5.5	$0.4	$105.3	$4.0	$(3.7)
Sponsorship & Advertising	181.5	—	181.5	1.2	—	6.8	—	173.5
Ticketing	248.7	—	248.7	2.2	—	125.4	1.3	119.8
Artist Nation	4.9	—	4.9	3.8	0.2	33.9	1.4	(34.4)
Other and Eliminations	(1.8)	—	(1.8)	—	—	(1.4)	—	(0.4)
Corporate	(67.8)	—	(67.8)	12.9	—	2.2	0.1	(83.0)
Total Live Nation	$477.0	$—	$477.0	$25.6	$0.6	$272.2	$6.8	$171.8

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2016	December 31, 2015
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,039,706	$1,303,125
Accounts receivable, less allowance of $26,620 and $17,168, respectively	785,418	452,600
Prepaid expenses	533,283	496,226
Other current assets	48,798	36,364
Total current assets	2,407,205	2,288,315
Property, plant and equipment
Land, buildings and improvements	827,960	840,032
Computer equipment and capitalized software	520,100	505,233
Furniture and other equipment	251,419	233,271
Construction in progress	95,398	47,684
	1,694,877	1,626,220
Less accumulated depreciation	974,287	894,938
	720,590	731,282
Intangible assets
Definite-lived intangible assets, net	759,210	777,763
Indefinite-lived intangible assets	368,906	369,317
Goodwill	1,671,629	1,604,315
Other long-term assets	489,489	385,249
Total assets	$6,417,029	$6,156,241
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$709,236	$662,941
Accounts payable	66,347	58,607
Accrued expenses	905,729	686,664
Deferred revenue	518,678	618,640
Current portion of long-term debt, net	46,693	42,352
Other current liabilities	34,314	32,002
Total current liabilities	2,280,997	2,101,206
Long-term debt, net	1,984,511	2,002,662
Deferred income taxes	198,660	199,472
Other long-term liabilities	125,040	142,267
Commitments and contingent liabilities
Redeemable noncontrolling interests	308,773	263,715
Stockholders’ equity
Common stock	2,027	2,020
Additional paid-in capital	2,401,969	2,428,566
Accumulated deficit	(972,100)	(1,075,111)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(144,273)	(111,657)
Total Live Nation stockholders’ equity	1,280,758	1,236,953
Noncontrolling interests	238,290	209,966
Total equity	1,519,048	1,446,919
Total liabilities and equity	$6,417,029	$6,156,241

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands except share and per share data)
Revenue	$3,170,416	$2,622,917	$6,557,390	$5,509,006
Operating expenses:
Direct operating expenses	2,428,003	1,974,322	4,817,894	3,974,710
Selling, general and administrative expenses	414,412	365,220	1,126,452	1,008,922
Depreciation and amortization	104,862	99,054	295,241	272,166
Loss (gain) on disposal of operating assets	253	625	(1)	588
Corporate expenses	31,600	30,186	85,649	80,800
Operating income	191,286	153,510	232,155	171,820
Interest expense	25,249	25,844	75,965	76,857
Interest income	(625)	(460)	(1,831)	(2,419)
Equity in losses (earnings) of nonconsolidated affiliates	17,471	2,040	17,184	(573)
Other expense, net	2,606	8,127	1,412	20,655
Income before income taxes	146,585	117,959	139,425	77,300
Income tax expense	13,824	13,577	26,157	19,232
Net income	132,761	104,382	113,268	58,068
Net income attributable to noncontrolling interests	21,682	15,333	8,966	12,242
Net income attributable to common stockholders of Live Nation	$111,079	$89,049	$104,302	$45,826

Basic net income per common share available to common stockholders of Live Nation	$0.51	$0.39	$0.35	$0.14
Diluted net income per common share available to common stockholders of Live Nation	$0.49	$0.38	$0.34	$0.14

Weighted average common shares outstanding:
Basic	202,118,412	201,392,591	201,904,305	200,776,477
Diluted	217,690,217	208,738,780	208,855,401	208,493,651

Reconciliation to net income available to common stockholders of Live Nation:
Net income attributable to common stockholders of Live Nation	$111,079	$89,049	$104,302	$45,826
Accretion of redeemable noncontrolling interests	(8,576)	(10,118)	(33,204)	(17,111)
Net income available to common stockholders of Live Nation—basic	102,503	78,931	71,098	28,715
Convertible debt interest, net of tax	3,274	—	—	—
Net income available to common stockholders of Live Nation—diluted	$105,777	$78,931	$71,098	$28,715

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$113,268	$58,068
Reconciling items:
Depreciation	104,100	97,845
Amortization	191,141	174,321
Deferred income tax benefit	(14,096)	(7,181)
Amortization of debt issuance costs, discounts and premium, net	7,823	7,974
Non-cash compensation expense	25,237	25,594
Equity in losses (earnings) of nonconsolidated affiliates, net of distributions	25,742	6,040
Provision for uncollectible receivables and advances	12,743	7,339
Other, net	(6,094)	(12,091)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(345,343)	(232,106)
Increase in prepaid expenses and other assets	(173,683)	(215,009)
Increase in accounts payable, accrued expenses and other liabilities	295,025	120,812
Decrease in deferred revenue	(116,347)	(46,530)
Net cash provided by (used in) operating activities	119,516	(14,924)
CASH FLOWS FROM INVESTING ACTIVITIES
Advances and collections of notes receivable, net	(7,971)	(22,827)
Investments made in nonconsolidated affiliates	(18,628)	(17,130)
Purchases of property, plant and equipment	(119,740)	(97,506)
Cash paid for acquisitions, net of cash acquired	(113,065)	(87,371)
Other, net	(770)	(2,290)
Net cash used in investing activities	(260,174)	(227,124)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(28,795)	(22,910)
Distributions to noncontrolling interests	(25,279)	(13,834)
Purchases and sales of noncontrolling interests, net	(32,266)	(9,491)
Proceeds from exercise of stock options	5,676	14,685
Payments for deferred and contingent consideration	(21,809)	(4,450)
Other, net	(7,227)	2,552
Net cash used in financing activities	(109,700)	(33,448)
Effect of exchange rate changes on cash and cash equivalents	(13,061)	(45,150)
Net decrease in cash and cash equivalents	(263,419)	(320,646)
Cash and cash equivalents at beginning of period	1,303,125	1,382,029
Cash and cash equivalents at end of period	$1,039,706	$1,061,383